Exhibit 99.1

APHTON CORPORATION

PERIODIC LETTER TO SHAREHOLDERS

July 17, 2003

To our shareholders:

Today we are initiating a periodic letter to our shareholders that replaces our “Quarterly” report, in order to provide updates on Aphton’s current operations and plans. This letter focuses primarily on our double-blinded monotherapy pancreatic cancer trial and our gastric cancer trial. Included in this update is a summary of tumor response and survival results in the gastric cancer trial. With these clinical and regulatory developments, we believe we are close to achieving our primary objective of having an approved commercial product.

Pancreatic Cancer

We have reported previously that our randomized, double blind, phase III clinical trial conducted in foreign countries with G17DT as a monotherapy for advanced pancreatic cancer patients achieved, we believe, the first of our most sought after goals: positive clinical data that we feel can lead to registration of our product. We believe that the results from this clinical trial are sufficient for filing for marketing approval in the European Union, Canada and Australia and we have begun the process of gathering and compiling the data and the preparation of the extensive regulatory documentation required for submission for marketing approval in those countries.

Subsequent to those filings we had planned to file for approval to market in the US. However, as a result of recent developments in the US regulatory environment, we are reviewing our plans and the timing of our registration strategy. We have begun to focus our activities on US registration of G17DT and what would need to be completed in order to gain marketing approval in the US. As a result of this our focus has shifted from preparing to file first in foreign countries and later in the US, to preparing to file first in the US and soon thereafter in foreign countries. We are now preparing the necessary documentation to request a meeting with the FDA to discuss this and hope to meet with the agency mid-fourth Quarter of 2003. While we have no assurances that we will achieve these objectives, we believe that the critical path we are undertaking would clearly benefit both our shareholders and patients in the US if we are successful.

While we believe that G17DT will be clinically beneficial in treating patients in combination with certain chemotherapies for certain cancer indications, we also believe that G17DT will be clinically beneficial to patients as a monotherapy. G17DT is a non-toxic biological product that requires only infrequent injections. This would free cancer patients from the weekly hospital visits for infusions of inherently toxic chemotherapeutics. G17DT as a monotherapy would provide a meaningful alternative for a significant number of patients. In this regard, we have had a few shareholders ask if the control arm in our monotherapy double-blinded clinical trial described in the second paragraph above was a chemotherapeutic. We note that it could not be, since a chemotherapeutic, which is toxic, could not be confused by both the patient and the physician with a vaccine-like injection of G17DT, and the trial would not be double-blinded.

Gastric Cancer

We have reported previously with interim analyses from our phase II clinical trial, conducted in the US and foreign countries, treating patients with advanced gastric cancer with G17DT in combination with the chemotherapeutics cisplatin and 5-FU. A further analysis of this trial was presented at the annual meeting of ASCO in Chicago on June 3, 2003, by J.R.Hecht, MD, clinical investigator from the UCLA Jonsson Comprehensive Cancer Center in Los Angeles, CA. The poster was one of the relatively few which were selected for oral presentation, which was well-received, as well. Dr. Hecht updated his prior published abstract that was based on his draft submission many months earlier, and provided both oncologic response and survival results. Overall toxicity was similar to that seen with chemotherapy alone.

Oncologic Response

For oncologic response, or tumor response, which is measured as tumor shrinkage on CT scans, Dr. Hecht presented the results reported by Aphton in its news release of February 6, 2003, based on 73 evaluable patients out of the total of 103 patients in the trial. We believe that these tumor response results are impressive and we recognize that tumor response is a surrogate marker for efficacy. Survival is the “gold standard” for clinical trials, and is therefore weighed more heavily by the FDA and other regulatory agencies. We note that the tumor response rate in the trial was clearly encouraging and that we achieved a best tumor response rate of 50%. These data, exclusive of survival data, strongly suggest the value of adding G17DT to combination chemotherapy in gastric cancer patients.

Survival

Dr. Hecht also presented new and very impressive results regarding survival, for the 103 patients in the trial. While overall median survival was 8.4 months, survival was significantly longer for the 78 patients with a positive anti-G17DT antibody response, with a median survival of 9.9 months. This compares to a median survival of only 2.3 months for non-antibody responders. Moreover, while the baseline performance status (overall level of health) of the patients significantly affected the antibody response to G17DT, after adjustment for performance status (Karnofsky Performance Status (KPS)), ranging from 70 (the minimum inclusion requirement) to 100, the correlation between the anti-G17DT antibody response and survival remained statistically significant (p less than 0.001). In short, antibody responders had a significantly longer median survival than non-responders at each level, and independent, of KPS.

Aphton has revised its strategy for gastric cancer marketing approval and plans to request a meeting with the FDA to discuss the gastric cancer trial once the final results are obtained. We expect this will be sometime in the first Quarter of next year.

Other Clinical Trials

Recognizing that during FY 2001 through FY 2002 maintaining and continuing all of our clinical trials programs would have rapidly and significantly diminished our cash resources, we refocused our resources and are no longer pursuing either our phase III pancreatic cancer trial comparing G17DT to gemcitabine (in favor of our double-blinded monotherapy trial for pancreatic cancer) or our single arm, open-labeled phase II trial for colorectal cancer patients who were chemo-refractive to irinotecan.

For the past few years we have not spent any funds in support of our contract with Schering-Plough to treat ulcers in horses and we have no obligations or current plans to do so.

The WHO has recently allocated funds to pay for the manufacture of clinical trial materials for our prevention of pregnancy (anti-hCG) immunogen, which includes a new delivery vehicle that they and we believe should produce large and relatively long-lasting antibody responses and a very good injection-site reaction profile. Funds to start a phase II clinical trial with this new formulation are expected to be allocated by WHO in early 2004, and we expect the trial will start as soon as feasible thereafter.

Aphton Corporation is a biopharmaceutical company, developing products using its innovative targeted immunotherapy technology for neutralizing hormones that participate in gastrointestinal system and reproductive system cancer and non-cancer diseases. Aphton has strategic alliances with Aventis Pasteur for treating gastrointestinal system and other cancers with G17DT in North America and Europe; GlaxoSmithKline for reproductive system cancer and non-cancer diseases worldwide; and others.

We appreciate our shareholders and wish to keep you apprised of our progress, as best we can, consistent with protecting our company’s proprietary and long term interests. Thank you for your continued support and interest in Aphton.

This press release includes forward looking statements, including statements regarding (1) the Company’s belief that it is close to having an approved commercial product, (2) the Company’s expectations regarding the final results of the current clinical trials and the ability of such clinical trials to support registration of its products and marketing approval, (3) the timing of possible meetings with the FDA, (4) the effectiveness of G17DT as a monotherapy for certain cancer indications and its ability to be a meaningful alternative and (5) the Company’s intentions regarding future trials. These forward-looking statements may be affected by the risks and uncertainties inherent in the drug development process and in the Company’s business. This information is qualified in its entirety by cautionary statements and risk factor disclosure contained in the Company’s Securities and Exchange Commission filings, including the Company’s report on Form 10-K filed with the Commission on March 31, 2003. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s beliefs and expectations and could cause the actual results to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. These risk factors include, but are not limited to, (1) the final results of current trials (2) the Company’s ability to develop, obtain regulatory approval for produce in commercial quantities and gain commercial acceptance for our products, (3) the Company’s ability to enforce its patents and proprietary rights, (4) the Company’s ability to obtain sufficient financing to fund the trials through completion, and (5) the impact of competitive products and pricing inherent in the drug development process. The Company undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof.

Contact: Aphton Corporation; Investor Relations, J.L. Whitmore, 305-374-7338.